EXHIBIT 23.4


                      Consent of Ostrowski & Company, Inc.


We hereby consent to the use of our name in the Form S-4 Registration Statement of Webster Financial Corporation ("Webster") and any amendments thereto relating to the registration of shares of Webster's common stock to be issued in connection with Webster's proposed acquisition of Maritime Bank & Trust Company. We also consent to the inclusion of our opinion letter dated February 25, 1999 as an appendix to the Proxy Statement/Prospectus included as part of the Registration Statement, and the references to our opinion included in the Proxy Statement/Prospectus.

/s/ Ostrowski & Company, Inc.

Cranford, New Jersey
February 25, 1999